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Exhibit (h)(7)

                          BB&T VARIABLE INSURANCE FUNDS

                      FORM OF EXPENSE LIMITATION AGREEMENT

      THIS AGREEMENT, dated as of___________, is made and entered into by and between BB&T Variable Insurance Funds (the "Trust"), on behalf of certain investment portfolios of the Trust set forth in Schedule A (each a "Fund" and collectively the "Funds"), and ____________________ (the "Advisor").

      WHEREAS, the Advisor has been appointed the investment adviser to the Funds pursuant to an Investment Advisory Agreement dated __________, between the Trust, on behalf of the Funds, and the Advisor (the "Advisory Agreement"); and

      WHEREAS, the Trust and the Advisor desire to enter into the arrangements described herein relating to certain expenses for certain of the Funds;

      NOW, THEREFORE, the Trust and the Advisor hereby agree as follows:

      1. The Advisor hereby agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Advisory Agreement (but not below zero) and make any additional payments to the extent necessary to limit the operating expenses (exclusive of brokerage costs, interest, taxes, dividends, litigation, indemnification, and extraordinary expenses (as determined under generally accepted accounting principles)) ("Operating Expenses") for the period from _____________ to _____________, of each Fund to an annual rate (as a percentage of the Fund's average daily net assets) as set forth on Schedule A ("Expense Limit").

      2. The Trust agrees to pay the Advisor the amount of advisory fees that, but for Section 1 hereof, would have been payable by each Fund to the Advisor pursuant to the Advisory Agreement, and reimburse any additional payments remitted by the Advisor (the "Deferred Expenses"), subject to the limitations provided in this Section. Such repayment shall be made monthly, but only if the Operating Expenses of that Fund, without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) less than the Expense Limit for payments made through the period ending ___________. Furthermore, the amount of Deferred Expenses paid by a Fund in any subsequent month shall be limited so that the sum of (a) the amount of such payment and (b) the other Operating Expenses of the Fund do not exceed the Expense Limit for payments made through the period ending ___________, or such rate as may be agreed upon from time to time for payments made after such date. Deferred Expenses shall not be payable by a Fund to the extent that the amounts payable by it pursuant to the immediately preceding two sentences during the period ending ___________ are not sufficient to pay such Deferred Expenses. In no event will a Fund be obligated to pay any fees waived or deferred by the Advisor with respect to any other series of the Trust.

      3. A copy of the Declaration of Trust establishing the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is hereby executed by the Trust on behalf of the Funds by an officer of the Trust as an officer and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property belonging to the Fund to which such obligation relates.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

      BB&T Variable Insurance Funds                       [       ]

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By: _____________________________         By: __________________________________

Name: ___________________________         Name: ________________________________

Title: __________________________         Title: _______________________________

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                                   SCHEDULE A

                                DATED ___________

                    FUND NAME                       EXPENSE LIMIT